EXHIBIT 99.1

NEWS RELEASE

For Release:  IMMEDIATELY

The L. S. Starrett Company acquires Bytewise, a non-contact, profile measurement systems manufacturer to extend its reach in the Test and Measurement Market

Bytewise offers laser-based, non-contact, dimensional measurement systems and software that are employed on the factory floor for quality monitoring, process control and inspection.

ATHOL, MASSACHUSETTS U.S.A. (November 23, 2011) — The L.S. Starrett Company announced today the acquisition of Bytewise Development Corp. located in Columbus, Georgia USA, a leading manufacturer of metrology products.

Bytewise designs, develops and manufactures non-contact, industrial measurement systems and software that capture the external geometric profile of a product and analyze that data to meet measurement and/or quality control requirements.

“We are excited about the acquisition of Bytewise which expands our strategic focus to provide engineered solutions for industry and will be accretive to our business. The industry leading laser technology from Bytewise is consistent with our reputation for providing the finest in precision measuring instruments that meet the industry’s most stringent standards while expanding our reach in new markets. Nine of the top ten tire manufacturers and four of the top six non-tire rubber companies are Bytewise customers and have systems currently in operation in 24 countries around the globe. We are confident that this technology can be leveraged across select segments of the Starrett product portfolio to benefit many current and future customers,” said Douglas A. Starrett, President and CEO of The L.S. Starrett Company.

Russell D. Carreker, Chief Executive Officer of Bytewise Development Corp, commented, “Today is a great day for Bytewise, its employees and its customers.  Joining forces with The L.S. Starrett Company is going to position us to maximize the talent our team members bring to work every day and to take advantage of the opportunities that exist in the markets that we serve.  Additionally, we believe that being a part of Starrett will quickly open many new markets to our innovative and industry-leading products.  Most importantly, we feel very fortunate to become a part of the L.S. Starrett family.  We are confident that the similarities that exist in our core beliefs that relate to how we want to take care of our customers and our team members will allow us to work together very well and enjoy great success over the coming years.”

Bytewise will continue to operate under its brand name as a wholly owned subsidiary of The L.S. Starrett Company.  Bytewise was advised on the transaction by Arlington Capital Advisors.

About The L.S. Starrett Company
Founded in 1880, The L.S. Starrett Company manufactures and markets precision measurement tools, metrology equipment, granite-based engineered solutions, band saw blades, power tool accessories, jobsite and shop tools.  Long known as “the world’s greatest toolmaker,” Starrett continues to set the standard of excellence through practical innovation, exceptional quality and unmatched precision.

Contact:  Francis J. O’Brien, Treasurer and Chief Financial Officer, Tel. (978) 249-3551 Ext. 311

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